United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  March 9, 2011

REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

600 La Terraza Boulevard, Escondido, California 92025-3873
(Address of principal executive offices)

(760) 741-2111
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                 Other Events

On March 9, 2011, Realty Income Corporation (the “Company”) entered into a purchase agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 7,500,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), plus up to an additional 1,125,000 shares of Common Stock if the Underwriters exercise their overallotment option in full.  The public offering price for the shares was $34.81 per share.

The transaction closed on March 14, 2011.  Total net proceeds of the offering (after deducting the underwriting discount and other estimated expenses) were approximately $248.3 million, but could be increased to approximately $285.5 million if the Underwriters exercise their overallotment option in full.  The Company will use the proceeds from the offering to fund a substantial portion of its previously announced acquisition of up to 33 single-tenant, retail, distribution, office and manufacturing properties under long-term, net-lease agreements.

Item 9.01                                 Financial Statements and Exhibits

(d) Exhibits

1.1	Purchase Agreement, dated March 9, 2011, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2011	REALTY INCOME CORPORATION

	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Purchase Agreement, dated March 9, 2011, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).